FOR RELEASE                                    CONTACT: Chris Morris
October 31, 2006                                        Executive Vice President
3:05 p.m. Central Time                                  Chief Financial Officer
                                                        (972) 258-4525

        CEC ENTERTAINMENT, INC. REPORTS STRONG PRELIMINARY THIRD QUARTER
               RESULTS AND COMPLETION OF AUDIT COMMITTEE REVIEW OF
                        STOCK OPTION GRANTING PRACTICES

IRVING, TEXAS - CEC Entertainment, Inc. (NYSE:"CEC") today announced preliminary results for the third quarter ended October 1, 2006. These preliminary results are subject to adjustment for matters relating to the review of the Company's stock option granting practices, as described in this release. Revenues for the third quarter of 2006 increased to $194.7 million from $179.6 million in the third quarter of 2005. Net income in the third quarter of 2006 increased 17% to $17.5 million from $14.9 million in the same period of 2005. Diluted earnings per share in the third quarter of 2006 increased 32% to $0.54 per share compared to $0.41 per share in the third quarter of 2005.

Total revenues increased 8.4% in the third quarter of 2006 over the prior year due primarily to an increase in comparable store sales of 5.0% and new store development. During the first nine months of 2006, the Company invested $83.9 million primarily in new and existing stores and repurchased $66.8 million of its common stock. Outstanding borrowings on the Company's credit facility increased $23.1 million to $160.2 million at the end of the quarter.

Richard M. Frank, Chairman and Chief Executive Officer, stated that, "We are pleased with the solid comparable store sales performance of our restaurants. We believe the operating results reflect the success of our strategic changes that allow us to tighten our operational focus on increasing sales in our existing restaurants while achieving a higher return on capital invested, lowering sales cannibalization of existing restaurants, and reducing total capital expenditures in future years thereby increasing free cash flow. Our sales momentum has continued into the fourth quarter and we are optimistic about the continued long-term success of maintaining a narrow and targeted focus on delivering an excellent experience for our guests and solid performance for our shareholders."

As a result of the Company's ongoing evaluation and assessment of stock option related issues, the Company is not providing forward earnings guidance at this time and withdraws any previously communicated guidance.

      Results of Audit Committee Review of Stock Option Granting Practices

The Company also announced that the Company's Audit Committee has completed its previously announced review of the Company's stock option granting practices during the period from 1989 through 2005 when the Company made its last option grants. This comprehensive review, conducted with the assistance of independent counsel and external forensic accountants, uncovered no evidence of fraud or intentional misconduct in the Company's stock option granting practices. The review further found that there were no concerns about director or management integrity in the granting or issuance of stock options. The Audit Committee is continuing to work with its advisors, the Company, and the Company's auditors to assess the financial impact of certain of the review's findings.

While the review found no evidence of fraud or intentional misconduct, the review did find that administrative errors, record-keeping deficiencies and other defects in the stock option granting process resulted in the measurement dates for certain stock option grants, as defined for accounting purposes, differing from the recorded grant dates for such awards. The Company's typical practice to document the actions of the Stock Option Committee or the Compensation Committee of the Board of Directors in approving stock option grants was through unanimous written consents. In some instances, there was insufficient evidence to conclude that unanimous written consents were fully executed on or before the effective date specified in the consents. In other instances, there was conclusive evidence that the effective dates specified in the unanimous written consents preceded the date on which the consents were fully executed.

Every year, with the exception of two years, since the Company went public in 1989, the annual stock option grant (in which the largest number of options were granted to employees) occurred during the month of January. Even though the timing of those large annual grants almost always occurred in January, the granting process described above often resulted in the measurement dates, as defined for accounting purposes, differing from the recorded January grant dates for such awards. Over the review period going back to 1989, in the majority of instances the market price of the Company's common stock on the actual measurement date was higher than the exercise price of the stock option. In other instances, the market price of the Company's common stock on the actual measurement date was at or below the exercise price of the stock option.

Tim Morris, Chairman of the Audit Committee of the Board of Directors, stated that "The Audit Committee's independent review was thorough and comprehensive. During all aspects of the review the management team was cooperative and responsive to the requests made by the Audit Committee and its independent counsel and external forensic accountants. Our review found no evidence of any CEC employee acting in an unethical way, but rather found certain administrative deficiencies in the stock option approval process. The Audit Committee has made recommendations to address these deficiencies and will be working closely with management to complete its assessment of the financial impact resulting from our findings."

The Company and the Audit Committee are reviewing accounting guidance regarding stock option granting practices recently published by the SEC, and are continuing to evaluate the determination of the appropriate accounting measurement dates, as well as the amount of compensation charges, and the resulting accounting and tax impact, including the possible restatement of certain of the Company's historical financial statements. The Company intends to work diligently (a) to determine the precise amount of additional non-cash charges for equity-based compensation, (b) to determine the related tax consequences to the Company and its employees, as well as available remedial actions, (c) to determine for which specific prior periods, if any, a restatement of its historical financial statements may be required, and (d) to file its quarterly reports for the second and third quarters ended July 2, 2006 and October 1, 2006, respectively, as well as any other reports required to be filed with the SEC, as soon as practicable.

As a result of the findings from the Audit Committee's review, the Company has determined that additional non-cash stock-based compensation expense should have been recorded with respect to stock option grants and recognized over the vesting period of the options. The Company has not yet determined the aggregate amount of the additional non-cash charges for stock-based compensation expense. However, the Company currently estimates the aggregate pre-tax financial impact of such charges to be in the range of $10-$35 million. The Company has also not yet determined the financial impact of any tax consequences related to these stock option grants, what remedial actions the Company will take regarding any tax consequences relating to these stock option grants, nor the financial impact of any remedial actions taken. Charges made by the Company could result in material changes to the Company's current and previously issued financial statements.

The Company has informed the SEC of the results of the Audit Committee's review and will continue to cooperate fully with the SEC in connection with its informal inquiry into the Company's stock option granting practices.

        Enhancements to the Process for Equity-Based Compensation Awards

The Board of Directors of the Company has adopted certain actions concerning corporate governance to enhance the process for equity-based compensation awards in the future and continues to address additional remedies. These actions include the adoption of a formal written policy concerning equity-based compensation awards to employees, which includes, among other things, the following:

     o Equity based compensation awards will be made only at meetings, and not by unanimous written consents in lieu of a meeting;

     o The Board of Directors or committee thereof will meet between two and ten business days after each quarterly earnings release, and equity based compensation awards will be made only at these four meetings.

Certain statements in this press release, other than historical information, may be considered forward-looking statements, within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on CEC's operating results, performance or financial condition are its ability to implement its growth strategies; national, regional and local economic conditions affecting the restaurant/entertainment industry; competition within each of the restaurant and entertainment industries; success of its franchise operations; negative publicity; health epidemics or pandemics; acts of God; terrorists acts; litigation; demographic trends; fluctuations in quarterly results of operations, including seasonality; government regulations; weather; school holidays; increased commodity, utility, insurance, advertising and labor costs; and the potential impact of the Audit Committee's review of the Company's stock option granting practices.

CEC Entertainment, Inc. operates a system of 523 Chuck E. Cheese's restaurants in 48 states, of which 478 are owned and operated by the Company. # # #

                             CEC ENTERTAINMENT, INC.
            PRELIMINARY CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                       (Thousands, except per share date)


                                                              Quarter Ended
                                                         10/01/06       10/02/05
                                                        ---------      ---------

Revenues:
   Food and beverage...............................     $ 120,088      $ 114,284
   Games and merchandise...........................        73,903         64,527
   Franchise fees and royalties....................           670            769
   Interest income.................................            10              9
                                                        ---------      ---------
                                                          194,671        179,589
                                                        ---------      ---------
Costs and expenses:
   Cost of sales:
      Food, beverage and related supplies..........        21,961         21,316
      Games and merchandise........................         8,176          7,875
      Labor........................................        52,223         49,888
   Selling, general and
         administrative expenses...................        27,123         23,577
   Depreciation and amortization...................        16,308         15,377
   Interest expense................................         2,592          1,072
   Other operating expenses........................        38,151         36,298
                                                        ---------      ---------
                                                          166,534        155,403
                                                        ---------      ---------

Income before income taxes.........................        28,137         24,186

Income taxes.......................................        10,636          9,263
                                                        ---------      ---------
Net income.........................................     $  17,501      $  14,923
                                                        =========      =========

Earnings per share:
   Basic...........................................     $     .55      $     .43
   Diluted.........................................     $     .54      $     .41

Weighted average shares outstanding:
   Basic...........................................        31,975         34,954
   Diluted.........................................        32,614         36,004


Note: 2005 earnings have been adjusted for equity based compensation expense related to the Company's implementation of FAS 123R in the first quarter of 2006. This adjustment excludes any impact related to the Audit Committee's review of the Company's stock option granting practices.


                                       CEC ENTERTAINMENT, INC.
                                  SUPPLEMENTAL FINANCIAL INFORMATION


                                                       Quarter Ended                 Year Ended
                                                   10/01/06     10/02/05       10/01/06     10/02/05
                                                   --------     --------       --------     --------

Number of Company-owned stores:
   Beginning of period........................        476          455            475          449
   New........................................          3            7              6           12
   Company purchased franchise stores.........                                                   1
   Closed.....................................         (2)                         (4)
                                                     ----         ----           ----         ----
   End of period..............................        477          462            477          462


Number of franchise stores:
   Beginning of period........................         45           45             44           46
   New........................................                                      1            1
   Company purchased franchise stores.........                                                  (1)
   Closed.....................................                                                  (1)
                                                     ----         ----           ----         ----
   End of period..............................         45           45             45           45
